List of Subsidiaries of Dolce Ventures, Inc.

Name of Subsidiaries	Ownership	Place of Incorporation
Direct Subsidiaries of the Company
Pegasus Tel, Inc.	100%	Delaware
Gas Investment China Co., Ltd.	100%	British Virgin Islands
Subsidiary of Gas Investment China Co., Ltd.	Ownership Of Gas Investment China Co., Ltd.
Beijing Gas	100%	PRC
Subsidiaries of Beijing Zhong Ran Wei Ye Gas.	Ownership of Beijing Zhong Ran Wei Ye Gas Co., Ltd.
Yu Tian county Zhong Ran Wei Ye Gas Ltd.	90%	PRC
Ning Jing Wei Ye Gas Ltd.	95%	PRC
Xing Tang County Wei ye Gas Ltd.	95%	PRC
Lin Zhang County Wei Ye Gas Ltd.	85%	PRC
Jin Zhou Wei Ye Gas Ltd.	95%	PRC
Wu Qiao County Gas Ltd.	95%	PRC
Long Yao County Zhong Ran Wei Ye Gas Ltd.	95%	PRC
Shen Zhou Wei Ye Gas Ltd.	95%	PRC
An Ping County Wei Ye Gas Ltd.	95%	PRC
Pei County Wei Ye Gas Ltd.	90%	PRC
Si Hong Wei Ye Gas Ltd.	95%	PRC
Si Shui Wei Ye Gas Ltd.	95%	PRC
Lang Fang Development Zone Wei Ye Dangerous Goods Transportation Ltd.	95%	PRC
Beijing Zhong Ran Xiang Ke Gas Technology Ltd.	40%	PRC